Exhibit 99.1

JoS. A. Bank Clothiers Reports 17.6% Gain in Total Net Sales and 4.3%
        Increase in Comparable Store Sales in Fiscal Year 2006;
     Company Raises Earnings Guidance to at Least $2.25 Per Share


    HAMPSTEAD, Md.--(BUSINESS WIRE)--Feb. 8, 2007--JoS. A. Bank Clothiers, Inc. (NASDAQ Global Select Market: "JOSB") today reported that its total net sales for the 53 weeks ended February 3, 2007 (fiscal year 2006) increased 17.6% to $546.4 million, as compared with $464.6 million for the 52 weeks ended January 28, 2006 (fiscal year
2005).

    The Company also noted that it expects earnings per share for fiscal year 2006 to be at least $2.25, representing at least a 15% increase when compared with earnings per share of $1.95 in fiscal year 2005.

    Fiscal year 2006 contained 53 weeks and fiscal year 2005 contained 52 weeks, consistent with the National Retail Federation's 4-5-4 week calendar. Total net sales comparisons presented herein use the actual number of weeks in each fiscal period. Comparable Store and Direct Marketing sales comparisons presented herein use the corresponding calendar periods of the prior year to match the equal number of weeks.

    Comparing the five weeks of fiscal January 2006 with the four weeks of fiscal January 2005, total net sales increased 34.7% to $41.5 million from $30.8 million. Comparing the five weeks of fiscal January 2006 with the corresponding five weeks of the prior year, Comparable Store sales decreased 4.7% and Direct Marketing sales increased 42.0%.

    Comparing the 14 weeks of the fourth quarter of fiscal year 2006 with the 13 weeks of the fourth quarter of fiscal year 2005, total net sales increased 18.5% to $194.1 million from $163.8 million. Comparing the 14 weeks of the fourth quarter of fiscal year 2006 with the corresponding 14 weeks of the prior year, Comparable Store sales increased 2.0% and Direct Marketing sales increased 26.5%.

    Comparing the 53 weeks of fiscal year 2006 with the 52 weeks of fiscal year 2005, total net sales increased 17.6% to $546.4 million from $464.6 million. Comparing the 53 weeks of fiscal year 2006 with the corresponding 53 weeks of the prior year, Comparable Store sales increased 4.3% and Direct Marketing sales increased 23.5%.

    All earnings per share amounts in this news release represent diluted earnings per share adjusted for the 25% stock dividend that the Company announced on December 14, 2005, under which shareholders of record as of January 27, 2006 received one additional share of common stock for each four shares then owned. The stock dividend was distributed on February 15, 2006.

    JoS. A. Bank Clothiers, Inc., established in 1905, is one of the nation's leading retailers of men's classically-styled tailored and casual clothing, sportswear, footwear and accessories. The Company sells its full product line through 376 stores in 42 states and the District of Columbia, a nationwide catalog and an e-commerce website that can be accessed at www.josbank.com. The Company is headquartered in Hampstead, MD, and its common stock is listed on the Nasdaq Global Select Market under the symbol "JOSB."

    The Company's statements concerning future operations contained herein are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated due to a variety of factors outside of the Company's control that can affect the Company's operating results, liquidity and financial condition. Such factors include risks associated with economic, weather, public health and other factors affecting consumer spending, higher energy and security costs, the successful implementation of the Company's growth strategy including the ability of the Company to finance its expansion plans, the mix and pricing of goods sold, the effectiveness and profitability of new concepts, the market price of key raw materials such as wool and cotton, seasonality, fashion trends and changing consumer preferences, the effectiveness of the Company's marketing programs, the availability of lease sites for new stores, the ability to source product from its global supplier base, litigations and other competitive factors. Other factors and risks that may affect our business or future financial results are detailed in our filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended January 28, 2006 and the Company's subsequent Quarterly Reports on Form 10-Q filed through the date hereof. These cautionary statements qualify all of the forward-looking statements the Company makes herein. The Company cannot assure you that the results or developments anticipated by the Company will be realized or, even if substantially realized, that those results or developments will result in the expected consequences for the Company or affect the Company, its business or its operations in the way the Company expects. The Company cautions you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. The Company does not undertake an obligation to update or revise any forward-looking statements to reflect actual results or changes in the Company's assumptions, estimates or projections. These risks should be carefully reviewed before making any investment decision.

    CONTACT: JoS. A. Bank Clothiers, Inc., Hampstead, MD
             David E. Ullman,
             EVP/CFO,
             410-239-5715
             or
             Investor Relations Information Request Website
             (http://phx.corporate-ir.net/phoenix.zhtml?c=113815&p=iro
             l-inforeq), or
             Voicemail, 410-239-5900
             E-commerce Address for JoS. A. Bank Clothiers, Inc.:
             www.josbank.com